As filed with the Securities and Exchange Commission on July 30, 1998
                                                      Registration No. 333-_____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    Form S-3
                        Registration Statement Under the
                             Securities Act of 1933

                                ---------------

                              TERA COMPUTER COMPANY
             (Exact name of registrant as specified in its charter)

           WASHINGTON                                           93-0962605
  (State or other jurisdiction                                 (IRS Employer
of incorporation or organization)                           Identification No.)

                            2815 Eastlake Avenue East
                             Seattle, WA 98102-3027
                           (206) 325-0800 (telephone)
                           (206) 323-1318 (facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)

                                ---------------

                   Kenneth W. Johnson, Chief Financial Officer
                              Tera Computer Company
                              2815 Eastlake Avenue
                             Seattle, WA 98102-3027
                           (206) 325-0800 (telephone)
                           (206) 323-1318 (facsimile)
                       (Name, address, including zip code,
               and telephone and facsimile numbers, including area
                           code, of agent for service)

                                    Copy to:
                               Christopher J. Voss
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        Approximate date of commencement of proposed sale to the public:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
Title of Each         Amount                 Proposed Maximum         Proposed Maximum           Amount of
Class of Securities   to be                  Offering Price Per       Aggregate Offering         Registration
Registered            Registered (1)         Share(2)                 Price (2)                  Fee
-------------------   --------------         ------------------       ------------------         ------------
Common Stock,         757,534 shares         $9.56                    $7,243,919                 $2,137
$.01 par value
=============================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable upon (i) conversion of the Series B Convertible Preferred Stock described herein and payment of dividends thereon pursuant to the provisions of the Statement of Rights and Preferences of the Series B Convertible Preferred
Stock regarding determination of the applicable conversion price and dividend rate and (ii) exercise of the Common Stock purchase warrants described herein pursuant to the provisions thereof regarding adjustment for stock dividends, stock splits, reorganizations, reclassifications, and other extraordinary events.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated July 30, 1998

                              TERA COMPUTER COMPANY

                         757,534 Shares of Common Stock

The shares offered hereby (the "Shares") consist of shares of common stock, $.01 par value ("Common Stock"), of Tera Computer Company, a Washington corporation (the "Company"), that may be offered and sold from time to time by Advantage Fund II Ltd. ("Advantage") and Genesee Fund Limited - Portfolio B (collectively with Advantage, the "Selling Shareholders") or by pledgees, donees, transferees, or other successors in interest that receive such shares by gift, distribution, or other non-sale related transfer. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company has agreed to bear all expenses in connection with the registration of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising from or based on statements or omissions in the Registration Statement of which this Prospectus forms a part.

On June 30, 1998, the Company sold an aggregate of 6,000 shares of its Series B Convertible Preferred Stock, $.01 par value (the "Series B Stock"), and warrants to purchase an aggregate of 100,000 shares of Common Stock (the "Warrants") to the Selling Shareholders in a private transaction. In addition, pursuant to the terms of the Subscription Agreement, dated as of June 30, 1998, between the Company and Advantage, the Company may exercise an option to sell up to an additional 6,000 shares of Series B Stock at a purchase price of $950.00 per share, and to issue up to an additional 100,000 Warrants, to Advantage at any time between September 30, 1998 and December 31, 1998, subject to the certain conditions precedent. See "Recent Events."

The Shares being offered hereby by the Selling Shareholders may be acquired, from time to time, upon conversion of the Series B Stock, payment of dividends on the shares of the Series B Stock, exercise of the Warrants, or in all such circumstances. The Shares include such presently indeterminate number of additional shares of Common Stock as may be issued on conversion of or in payment of dividends on the shares of Series B Stock held by the Selling Shareholders pursuant to the provisions of the Statement of Rights and Preferences of the Series B Stock (the "Statement of Rights") regarding determination of the applicable conversion price and dividend rate, and upon exercise of the Warrants pursuant to the provisions thereof regarding adjustment of the exercise price. The actual number of shares of Common Stock issued or issuable upon conversion of the Series B Stock and the payment of dividends thereon is subject to adjustment depending on factors that cannot be predicted by the Company at this time, including, among others, the future market prices of the Common Stock. See "Selling Shareholders."

The Shares may be sold from time to time in transactions on the Nasdaq National Market System ("National Market") at market prices then prevailing, in privately negotiated transactions or otherwise. In connection with any sales, the Selling Shareholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution."

The Common Stock is listed on the National Market under the symbol TERA. On July 29, 1998, the closing price for the Common Stock was $9.125.

                                ---------------

These Securities Involve a High Degree of Risk. See "Risk Factors" beginning on page 4 for Certain Factors Related to This Offering.

                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.
                                ---------------


                 The date of this Prospectus is ________, 1998.

                                TABLE OF CONTENTS


     Section                                                           Page
     -------                                                           ----
     The Company .....................................................    2
     Incorporation of Certain Documents by Reference .................    3
     Available Information ...........................................    3
     Risk Factors ....................................................    4
     Recent Events ...................................................   12
     Capitalization ..................................................   13
     Selling Shareholders ............................................   14
     Plan of Distribution ............................................   16
     Experts .........................................................   17
     Limitation of Liability and Indemnification .....................   18


                                   THE COMPANY

     The Company was formed to design, develop and market high performance general purpose parallel computer systems. Tera's Multithreaded Architecture System ("MTA system") is designed to address a wide range of scientific and engineering applications, such as simulation and visualization of complex mechanical and biochemical systems, as well as emerging commercial applications, such as database mining, information-on-demand and computer-aided design and visualization. The Company believes that its MTA system represents a significant breakthrough in high performance computing that will enable the Company to offer systems with several times the price/performance of currently available commercial high performance computer systems. Typical MTA system configurations are expected to sell for between $5 million and $40 million. The Company installed a single processor MTA system at the San Diego Supercomputer Center ("SDSC") in December 1997. In April 1998, the Company upgraded that system to a two-processor MTA system, permitting the Company to recognize its first revenue from system sales in the 1998 second fiscal quarter. The Company plans to upgrade the MTA system at SDSC in stages to larger configurations as it receives production printed circuit boards and other components from its vendors which are then integrated into a commercially acceptable system. See "Risk Factors - Manufacturing Risks; Reliance On and Capacity Of Third Party Sole Source Suppliers."

     The Company was incorporated in Washington in December 1987. The Company's principal executive offices are located at 2815 Eastlake Avenue East, Seattle, Washington 98102-3027, and its telephone number is (206) 325-0800.

                              --------------------

     "Tera" and "MTA" are trademarks of the Company. This Prospectus also contains and incorporates trademarks of other companies.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (c) The Company's Current Reports on Form 8-K, filed on January 7, 1998 and January 22, 1998; and

          (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in the Company's Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A filed by the Company.

     All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Copies of such documents may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

     The Company's Common Stock is registered with the Commission under Section 12(g) of the Exchange Act and, in accordance therewith, the Company files reports, proxy statements, and other information with the Commission. Such filings can be inspected and copied at the Commission's public reference rooms at the above-referenced addresses, at prescribed rates, or from the Commission's Website at "http://www.sec.gov."

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the incorporated documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Tera Computer Company, 2815 Eastlake Avenue East, Seattle, WA 98102-3027, Attention: Chief Financial Officer (telephone number (206) 325-0800). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the incorporated documents.


                                  RISK FACTORS

     In addition to the other information in this Prospectus, each prospective investor should carefully consider the following factors in evaluating the Company and its business before purchasing the securities offered hereby. No investor should participate in the offering unless such investor can afford a complete loss of the investor's investment. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in the following risk factors and elsewhere in this Prospectus.

     Development Stage Status; History of Losses. The Company had an accumulated loss from operations of approximately $52.2 million as of June 30, 1998, and has transitioned from a development stage enterprise to a production company. The Company has experienced net losses in each year of operations and expects to incur substantial further losses as it commences production, and possibly thereafter. In April 1998, the Company recognized its first revenue from the sale of an MTA system; through June 30, 1998, the Company had not generated net earnings. Although the Company has installed a two-processor MTA system at the San Diego Supercomputer Center, it is dependent on third-party vendors to provide production printed circuit boards and other necessary components in order to enlarge that system. Whether the Company will achieve further revenue, or any earnings, will depend upon a number of factors, including its ability to manufacture and market the MTA system and to achieve broad market acceptance thereof. In addition, profitability will depend on, among other things, the level of revenue in any given period, the terms and conditions of sale or lease for an MTA system, the system model or models sold, and the Company's expense levels and manufacturing costs. There can be no assurance that the Company will be successful in delivering and receiving payments for any additional production MTA systems, or that it will be able to generate additional sales or achieve a profitable level of operations in the future. See "Business-Markets and Applications" and "Management's Discussion and Analysis of Financial

Condition and Results of Operations" in the Company's 1997 Annual Report on Form 10-K (the "1997 10-K").

     Development Status of the MTA System. The development of a new very high performance computer system is a lengthy and technically challenging process and requires a significant investment of capital and other resources. Several companies in this market have experienced extreme financial difficulty in the 1990s, including Thinking Machines Corporation, Cray Computer Corporation, Kendall Square Research Corporation and Supercomputer Systems, Inc. Since its inception through June 30, 1998, the Company has expended approximately $70.0 million to design and develop the MTA system. The hardware development effort has included design of integrated circuits, packaging and cooling systems and at-speed testing equipment. The software development effort has included design of compilers, an operating system and input-output software technology. The Company only recently has begun to integrate multiple modules into commercially configured systems.

     Modifications to the hardware components, software and the integrated system still may be required. Development of system software is a difficult process, and there can be no assurance that the Company will be able to meet all of the technical challenges required to integrate and complete MTA systems that satisfy both internal and commercially acceptable performance specifications. Additional delays in completing the various hardware components or software, or in integrating the full system, would materially and adversely affect the Company's business and results of operations. Even if the Company is successful in completing a commercially configured MTA system, there can be no assurance that the Company's products will be commercially successful. See "Business-Markets and Applications" and "-Competition" in the 1997 10-K.

     Manufacturing Risks; Reliance On and Capacity Of Third Party Sole Source Suppliers. The Company has subcontracted the manufacture of substantially all of its hardware components, including integrated circuits, printed circuit boards, flex circuits and power supplies, on a sole or limited source basis to third party suppliers, and there can be no assurance that such suppliers will be able to manufacture the components to the Company's design specifications. Manufacturing difficulties and limited yields, particularly of gallium arsenide ("GaAs") integrated circuits and advanced printed circuit boards and flex circuits, could materially and adversely affect the Company's ability to complete and deliver production models of the MTA system. The manufacture of integrated circuits, and in particular the manufacture of GaAs integrated circuits, is a difficult and complex process. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on wafers or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be non-functional. The Company's suppliers may experience problems in achieving acceptable manufacturing yields for these or other reasons, resulting in substantial delays in the delivery of necessary hardware components to the Company and unacceptably high prices for those components, with a resulting loss of profitability or loss of competitiveness for the Company's products. The Company has experienced such yield problems already and these failures have forced the Company to redesign certain components for manufacture by alternative suppliers which caused delays in the fabrication of the Company's prototype and increased demands upon the Company's financial resources. The Company also has experienced delays in receiving packaged integrated circuits and printed circuit boards from its suppliers which meet its design specifications. There can be no assurance that the Company's efforts to obtain components in a timely manner that meet its design specifications will be successful. Delays in obtaining such components adversely affected the

Company's ability to deliver its first multi-processor MTA system to the San Diego Supercomputer Center on schedule and may continue to hinder its ability to satisfy future delivery schedules with the San Diego Supercomputer Center and other potential customers.

     Moreover, the production capacity of the Company's integrated circuit and printed circuit board suppliers is very limited and the availability of these and other components will be a limiting factor on the number and size of the MTA systems that may be sold in 1998, and thereafter, assuming the receipt of additional purchase orders. Absent improved yields, increased production capacity or a reallocation of such suppliers' output to meet the Company's needs, the Company may be unable to obtain a sufficient quantity of suitable components to meet future production and delivery schedules. In addition, some of the Company's key suppliers are small companies with limited financial and other resources, and consequently may be more likely to experience financial difficulties than larger, well established companies. Any or all of the Company's suppliers may make strategic changes in their product lines, which may result in the delay or suspension of manufacture of the Company's components or systems. In the event of a reduction or interruption of supply of the Company's components, it could take the Company a considerable period of time to identify and qualify alternative suppliers to redesign its products as necessary and recommence manufacture. The Company's inability to obtain sufficient sole or limited source components as required, or to develop alternative sources if and as required in the future, could result in the Company finding itself without a source of supply for its components; this could materially impair the Company's ability to deliver its products, which would materially and adversely affect the Company's business and results of operations.

     The Company's current contract with Unisys Corporation provided for integrated circuit test and packaging services through June 1998. The Company and Unisys are in the process of extending this agreement, although those discussions have not been completed. If this agreement is not extended, the Company would contract with another vendor for such packaging services or perform such work internally. The inability of the Company to subcontract for these services if its agreement with Unisys is not extended, or the Company's inability to perform such services internally, would materially and adversely affect the Company's business and results of operations.

     Future Capital Needs. During 1998, the Company's working capital needs will depend primarily upon its personnel costs and the cost of inventory, as well as manufacturing startup costs, inventory and receivable financing associated with the production of MTA systems and research and development expenses related to future implementations of the MTA systems. The Company has experienced delays in the development of particular components of the MTA system that have increased the need for working capital, and the Company could experience significant additional delays in the manufacturing process that could further substantially increase the Company's need for working capital. Personnel and operating costs will be required to support ongoing research, development and engineering efforts, development of a customer service organization, increases in its sales and marketing efforts, and capital expenditures in lease of goods. Additionally, the Company's administrative functions will increase in order to support its engineering and sales efforts. If the Company were not to receive revenue from the sale of MTA systems, it likely would be required to engage in additional financings in order to continue current levels of business operations. The Company may raise additional equity capital in 1998, even if revenues are received from the sale of MTA systems when anticipated, in order to enhance its financial position for future operations. There can be no assurance that any additional financings will be available to the Company when needed or, if available, will be available on satisfactory terms or that any such financings will not be dilutive to the Company's shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" in the 1997 10-K.

     Marketing Risks; Government Funding and Regulation. The Company's initial sales targets will be U.S. and foreign government agencies and research laboratories, which constitute more than one-half of the market for very high performance computer systems. The U.S. government historically has facilitated the development of, and has constituted a market for, new and enhanced very high performance computer systems. A change of policy by the U.S. government or foreign governments that results in a reduction of, or delays in, funding of certain high technology programs employing high performance computing could have a major impact on the market for very high performance computer systems, and would materially and adversely affect the Company's business, results of operations and need for capital.

     Most of the Company's potential customers already own or lease very high performance computer systems. Some of the Company's competitors may offer trade-in allowances or substantial discounts to potential customers, and the Company may not be able to match such sales incentives. The Company may be required to provide discounts in order to make sales or be required to finance the leasing of its products, which would result in a deferral of the Company's receipt of cash for such systems. These developments could materially and adversely affect the Company's business and results of operations.

     The U.S. government regulates the export of high performance computing systems such as the anticipated MTA system. There can be no assurance that the U.S. government will grant any necessary export licenses for the sale of MTA systems to foreign buyers. The Company's prospects for growth will depend in part on its ability to obtain export licenses for foreign sales, the delay or denial of which could materially and adversely affect the Company's business and results of operations.

     In order to expand its market beyond the very high performance scientific market, and particularly beyond government agencies and research laboratories, to engineering and other commercial markets, the Company must be able to attract independent software vendors to port their software application programs so that they will run on the MTA system. There can be no assurance that the Company will be able to induce independent software vendors to port their applications, and the failure to do so could materially and adversely affect the Company's business and results of operations.

     Management of Growth; Dependence on Key Personnel. If the Company is successful in manufacturing and marketing the MTA system, the Company believes it could undergo a period of rapid growth that could place a significant strain on its management, financial and other resources. The Company's ability to manage its growth will require it to continue to improve its operational and financial systems and to motivate and effectively manage its employees. If the Company grows, it will have to implement new financial, budgeting, management information and internal control systems. The success of the Company will depend on the ability of management to implement effectively these changes and to manage the Company's operations over the long term. The

Company's success also will depend in large part upon its ability to attract and retain highly skilled technical personnel to provide technological depth and support, to complete and enhance its first products and to develop new products. In addition, marketing and sales personnel will be needed. Competition for highly skilled management, technical, marketing and sales personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel, and its failure to do so would materially and adversely affect the Company's business and results of operations.

     The Company is dependent on Burton J. Smith, the Company's Chairman of the Board and Chief Scientist, and James E. Rottsolk, the Company's Chief Executive Officer, and the loss of services of either could have a material impact on the ability of the Company to achieve its business objectives. The Company has key man life insurance policies on the lives of Messrs. Smith and Rottsolk in the amount of $2 million and $1 million, respectively. The Company has no employment contracts with either Mr. Smith or Mr. Rottsolk or with any other employee.

     Quarterly Performance May Vary Significantly. In the event that the Company is able to attain broad market acceptance of the MTA system, one or a few system sales may account for a substantial percentage of the Company's quarterly and annual revenue because of the anticipated high average sales price of the MTA system models and the timing of purchase orders and product acceptances. Because a number of the Company's prospective customers receive funding from the U.S. or foreign governments, the timing of orders from such customers may be subject to the appropriation and funding schedules of the relevant government agencies. The timing of orders and shipments also could be affected by other events outside the control of the Company, such as changes in levels of customer capital spending, the introduction or announcement of competitive products, the availability of components, currency fluctuations and international conflicts or economic crises. Because of these factors, revenue, expenses, net income or loss and cash flow are likely to fluctuate significantly from quarter to quarter.

     Rapid Technological Change and New Products. The market for the Company's products is characterized by rapidly changing technology, accelerated product obsolescence and rapidly changing industry standards. The Company's success will depend upon its ability to complete development of the MTA system and to introduce new products and features in a timely manner to meet evolving customer requirements. There can be no assurance that the Company will be successful in these efforts. The Company's business and results of operations will be materially and adversely affected if the Company incurs delays in developing its products or if such products do not gain broad market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete. See "Business-High Performance Computer Industry" and "-Competition" in the 1997 10-K.

     Competition. The Company's competitors can be divided into two general categories: established companies that are well-known in the high performance computer market and new entrants capitalizing on developments in parallel processing and increased computer performance through networking.

     The high performance computer market is highly competitive and has been dominated by Cray Research. Other participants in the market include IBM Corporation and Japanese companies such as

Fujitsu, Ltd., Hitachi, Ltd., and NEC Corporation. Each of these competitors has broader product lines and substantially greater research, engineering, manufacturing, marketing and financial resources than the Company.

     A number of companies, including IBM, Silicon Graphics, Inc., Hitachi, Ltd., Fujitsu Ltd., Sun Microsystems, Inc., and Hewlett-Packard Corporation, through its subsidiary, Convex Computer, have developed or plan to develop massively parallel systems for the high performance computer market. Although to date this kind of system architecture has been limited in applicability and difficult to program, a breakthrough in architecture or software technology could change this situation. There can be no assurance that such a breakthrough will not occur, and such an advance would materially and adversely affect the Company's business and results of operations.

     There can be no assurance that the performance of the MTA system will be competitive with the computer systems offered by the Company's competitors or that the Company will be able to compete successfully over time against new entrants or innovative competitors at the lower end of the market. Furthermore, periodic announcements by the Company's competitors of new high performance computer systems and price adjustments may materially and adversely affect the Company's business and results of operations. See "Business-Technology" and "-Competition" in the 1997 10-K.

     Proprietary Rights. The Company relies on a combination of copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce its proprietary rights. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

     Although the Company is not a party to any present litigation regarding proprietary rights, there can be no assurance that third parties will not assert intellectual property claims against the Company in the future. Such claims, if proved, could materially and adversely affect the Company's business and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of such claims could materially and adversely affect the Company's business and results of operations. See "Business-Intellectual Property" in the 1997 10-K.

     The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful.

     Shares Eligible for Future Sale. Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Common Stock. As of July 23, 1998, the Company had outstanding 12,195,399 shares of Common Stock; 5,890 shares of Series A Convertible Preferred Stock ("Series A Stock") convertible into shares of Common Stock, 6,000 shares of Series B Stock convertible into shares of Common Stock, and privately placed warrants to purchase another 911,592 shares of Common Stock. Almost all of the Company's outstanding shares of Common Stock may be sold without substantial restrictions. In addition, as of such date, the Company had granted options under its option plans to purchase an aggregate of 2,063,354 shares of Common Stock. All of the shares purchased under the option plans are available for sale in the public market, subject in some cases to volume and other limitations.

     Sales in the public market of substantial amounts of Common Stock, including sales of Common Stock issuable upon conversion of the Series A Stock and the Series B Stock and issuable upon exercise of the privately placed warrants, or the perception that such sales could occur, could depress prevailing market prices for the Common Stock. The existence of the Series A Stock, the Series B Stock (including the Company's option to sell additional shares of Series B Stock) and the privately placed warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

     Possible Volatility of Stock Price. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the very high performance computer industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to their operating performance.

     Possible Illiquidity of Trading Market. The Common Stock is quoted on the Nasdaq National Market (the "National Market"). Nasdaq recently has implemented more stringent maintenance requirements and significantly increased its compliance enforcement efforts. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on National Market, and the Common Stock could be subject to removal therefrom. In the event that the Common Stock was delisted from the National Market, the Company likely would apply for listing of its Common Stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange. Listing or quotation on such market or exchange could reduce the liquidity of the market for the Common Stock. If the Common Stock was not listed or quoted on such other market or exchange or if the Company failed to apply for such listing or quotation, trading, if any, in the Common Stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the Common Stock. In addition, such delisting from the Market and failure to obtain listing or quotation on such other market or exchange would subject the Company's securities to so-called "penny stock" rules that impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Market and failure to obtain listing or quotation on another market or exchange could affect the ability or willingness of broker-dealers to sell and/or make a market in the Common Stock and the ability of purchasers of the Common Stock to sell their securities in the secondary market. In addition, if the market price of the Common Stock falls to below $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the National Market. While such penny stock rules should not affect the quotation of the Company's Common Stock on the National Market, such rules may further limit the market liquidity of the Common Stock and the ability of investors to sell the Common Stock in the secondary market.

     No Anticipated Dividends. The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business.

     Effect of Antitakeover Provisions. Certain provisions of the Company's Restated Articles of Incorporation and Restated Bylaws and the laws of the State of Washington could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. The Company is authorized to issue preferred stock, without shareholder approval, with rights senior to those of the Common Stock and to impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions.

     Limitations on Liability and Indemnification Matters. As permitted by the Washington Business Corporation Act, the Company has included in its Restated Articles of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its directors under certain circumstances, including those in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

                                  RECENT EVENTS

     The following summarizes significant events with respect to the Company since March 31, 1998:

     1. Private Placement. On June 30, 1998, the Company raised $5,700,000, less expenses, through the sale to the Selling Shareholders of 6,000 shares of Series B Stock and the issuance of the Warrants. See "Selling Shareholders." Pursuant to the terms of the Subscription Agreement, dated as of June 30, 1998 between the Company and Advantage (the "Advantage Subscription Agreement"), the Company may exercise an option to sell up to an additional 6,000 shares of Series B Stock (the "Option Shares") at a purchase price of $950.00 per share, and to issue up to an additional 100,000 Warrants (the "Additional Warrants"), to Advantage at any time between September 30, 1998 and December 31, 1998, subject to the satisfaction by the Company of certain conditions precedent to Advantage's obligation to purchase the Option Shares and acquire the Additional Warrants.

     2. Delivery of Two-Processor MTA System. On April 27, 1998, the San Diego Supercomputer Center ("SDSC") accepted delivery of a two-processor MTA system, permitting the Company to recognize its first revenue from system sales in the 1998 second fiscal quarter. At a supercomputer conference in Mannheim, Germany, held in June 1998, SDSC researchers Allan Snavely and Jay Boisseau presented the benchmark results in a paper entitled: "Cray T90 vs. Tera MTA: The Old Champ Faces a New Challenger." The presentation can be found on SDSC's Website at "www.sdsc.edu/~allans." Further information on the results can be found at "www.hoise.com/primeur." The Company plans to upgrade the MTA system at SDSC in stages to larger configurations as it receives production printed circuit boards and other components from its vendors which are then integrated into a commercially acceptable system. See "Risk Factors Manufacturing Risks; Reliance On and Capacity Of Third Party Sole Source Suppliers."

     3. Use of Cash Resources. Since its incorporation through June 30, 1998, the Company's principal sources of liquidity have been net proceeds from the sale of equity of approximately $65.0 million and research funding of approximately $19.0 million from the Defense Advanced Research Projects Agency. As of June 30, 1998, the Company had approximately $8.95 million in cash and cash equivalents, $480,000 in receivables, and no bank line of credit. Although the Company believes its current cash resources, together with funds anticipated from sales of MTA systems, to be sufficient to continue anticipated levels of business operations through 1998, the Company may require further additional working capital if sales of the MTA system, including additional deliveries to SDSC, are substantially delayed. The Company may raise additional capital in 1998, through equity or debt financing transactions, even if revenues are received from the sale of MTA systems when anticipated, in order to enhance its financial position for future operations. Except with respect to the funds payable to the Company upon exercise of its option under the Advantage Subscription Agreement, there can be no assurance that any additional financings will be available on acceptable terms when needed or that such financings will not be dilutive to the Company's shareholders. See "Risk Factors - Future Capital Needs" and "- Manufacturing Risks; Reliance On and Capacity of Third Party Sole Source Suppliers."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998.

                                                                                    June 30,
                                                                                    1998 (1)
                                                                                    --------

                                                                                      Actual
                                                                                      ------
Long-term portion of capital leases .........................................   $    667,244
Shareholders' equity:
    Preferred Stock, $.01 par value: 5,000,000 shares authorized;
    issued and outstanding, 5,890 shares of Series A Convertible
    and 6,000 shares of Series B Convertible.................................     10,122,776
    Common Stock, $.01 par value:
       25,000,000 shares authorized; issued and outstanding,
       12,154,721............................................................     57,046,706
    Preferred Stock dividend distributable                                            73,625
    Accumulated deficit .....................................................    (54,493,953)
                                                                                ------------
       Total shareholders' equity ...........................................     12,749,154
                                                                                ------------
            Total capitalization ............................................   $ 13,416,398
                                                                                ============

--------------

(1) Does not include (i) 2,067,242 shares issuable upon exercise of outstanding stock options as of June 30, 1998 and (ii) 911,592 shares of Common Stock currently issuable upon exercise of certain privately placed warrants.

                              SELLING SHAREHOLDERS

     On June 30, 1998, each of Advantage and Genesee Fund Limited - Portfolio B acquired 3,000 shares of Series B Stock and 50,000 Warrants. Each share of Series B Stock is convertible into the number of shares of Common Stock equal to the quotient obtained by dividing (a) the sum of (i) $1,000, (ii) accrued and unpaid dividends to the applicable conversion date and (iii) accrued and unpaid interest on dividends in arrears to the applicable conversion date by (b) the lower of (i) $14.52 or (ii) the lowest sale price (regular way) during the five consecutive trading days ending the day immediately before the Company receives a notice of conversion. The foregoing conversion price is subject to adjustment in certain circumstances. The Warrants are exercisable at $15.00 per share, which exercise price also is subject to adjustment in certain circumstances. The Warrants contain provisions which permit "cashless exercises" pursuant to which the holders may surrender to the Company a number of underlying shares of Common Stock having a market value equal to the aggregate exercise price of the Warrants being exercised, reducing the total number of shares to be issued by the Company upon exercise.

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Shareholders and as adjusted to give effect to the sale of the Shares offered hereby:

                                                                                      Beneficial
                                                                                       Ownership
                                   Shares Beneficially                             After Offering (3)
                                     Owned Prior to            Shares Being        ------------------
Selling Shareholder                   Offering (1)              Offered (2)        Shares     Percent
-------------------                -------------------         ------------        ------     -------
Advantage Fund II Ltd.                 890,595 (4)                378,767            -0-        n/a

Genesee Fund Limited -
Portfolio B                            637,417 (5)                378,767            -0-        n/a

--------------

(1) The number of shares of Common Stock shown as beneficially owned by the Selling Shareholders represents (i) the number of shares issuable upon conversion of the Series B Stock calculated using an assumed conversion price of $9.125 based on the conversion provisions of the Statement of Rights (which price is subject to fluctuation from time to time based on changes in the market price of the Common Stock); (ii) the number of shares issuable upon exercise of the Warrants; (iii) the number of shares issuable upon conversion of shares of Series A Stock issued by the Company to the Selling Shareholder in December 1997 which were outstanding as of July 27, 1998 using an assumed conversion price of $9.125 based on the conversion provisions of the Statement of Rights and Preferences of the Series A Stock
     (which price is subject to fluctuation from time to time based on changes in the market price of the Common Stock); and (iv) the number of shares issuable upon the

                                      -14-

     exercise of common stock purchase warrants issued by the Company to the Selling Shareholder in December 1997 (the "1997 Warrants") which were outstanding as of July 27, 1998.

     Pursuant to the terms of the Statement of Rights, the Statement of Rights and Preferences of the Series A Stock, the Warrants, and the 1997 Warrants, the Series B Stock and the Series A Stock are convertible by each holder thereof and dividends are payable in Common Stock, and the Warrants and the 1997 Warrants are exercisable for Common Stock, only to the extent that the number of shares of Common Stock then beneficially owned by such holder and its related persons (not including shares underlying unconverted shares of Series B Stock and Series A Stock and unexercised Warrants and 1997
     Warrants) would not exceed 4.9% of the then outstanding shares of Common
     Stock as determined in accordance with Sections 13(d) and 16 of the Exchange Act. Accordingly, the number of shares of Common Stock set forth for the Selling Shareholder may exceed the actual number of shares of Common Stock that the Selling Shareholder could own beneficially at any given time through its ownership of the Series B Stock, the Series A Stock, the Warrants and the 1997 Warrants. The number of shares shown as beneficially owned by the Selling Shareholders assume that the Selling
     Shareholders will exercise the Warrants and the 1997 Warrants for cash. If the Selling Shareholders use the cashless exercise alternative, the actual number of shares of Common Stock issued will be fewer, depending on the market value of the underlying shares of Common Stock immediately prior to exercise.

(2)  Represents the number of shares issuable upon conversion of the Series B
     Stock and exercise of the Warrants calculated as described in note (1) above. Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock offered by the Selling Shareholders hereby and included in the Registration Statement of which this Prospectus is a part also includes such presently indeterminate number of additional shares as may be issued on (i) conversion of the Series B Stock and in payment of dividends thereon pursuant to the provisions of the Statement of Rights regarding determination of the applicable conversion price and the dividend calculation rate and (ii) exercise of the Warrants pursuant to the provisions thereof regarding adjustment for stock dividends, stock splits, reorganizations, reclassifications, and other extraordinary events.
     Accordingly, the actual number of shares of Common Stock issued or issuable upon the conversion of the Series B Stock and the payment of dividends thereon is subject to adjustment depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market prices of the Common Stock and the payment of dividends on the Series B Stock in additional shares of Common Stock.

(3) Assumes sale of (i) all of the shares of Common Stock issuable upon conversion of the Series A Stock and upon exercise of the 1997 Warrants that were registered pursuant to and included in that certain Registration
     Statement of Form S-3 (Registration No. 333-44137), and (ii) all of the
     Shares being offered hereby.

(4)  As of July 27, 1998, the Selling Shareholder held 3,872 shares of Series A
     Stock and 1997 Warrants exercisable for 87,500 shares of Common Stock.

                                      -15-

(5)  As of July 27, 1998, the Selling Shareholder held 2,018 shares of Series A
     Stock and 1997 Warrants exercisable for 37,500 shares of Common Stock.


     The Selling Shareholders and their respective officers and directors have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

     In recognition of the fact that the Selling Shareholders may wish to be legally permitted to sell their Shares when they deem appropriate, the Company agreed with the Selling Shareholders to file with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Shareholders.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the National Market), in privately negotiated transactions, through the writing of options on the Shares, or otherwise at market prices then prevailing or at prices related to the then-current market price, at fixed prices that may be changed, or at negotiated prices. The Shares may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the Selling Shareholders and purchasers. In addition, the Selling Shareholders may, from time to time, sell short the Common Stock, and in such instances, this Prospectus may be delivered in connection with such short sale and the Shares offered hereby may be used to cover such short sale.

     Transactions involving brokers or dealers may include, without limitation,
(a) ordinary brokerage transactions, (b) transactions in which the broker or dealer solicits purchasers, (c) block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and (d) purchases by a broker or dealer as a principal and resale by such broker or dealer for its account. In effecting sales, brokers and dealers engaged by the Selling Shareholders or the purchasers of the Shares may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the Selling Shareholders, the purchasers of the Shares for whom such broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). The Selling

Shareholders and such brokers and dealers who act in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     Including and without limiting the foregoing, in connection with distributions of the Common Stock, the Selling Shareholders may enter into hedging transactions with brokers or dealers and the brokers or dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may enter into option or other transactions with brokers or dealers that involve the delivery of the Common Stock to the brokers or dealers, who may then resell or otherwise transfer such Common Stock. The Selling Shareholders also may loan or pledge the Common Stock to a broker or dealer and the broker or dealer may sell the Common Stock so loaned or upon default may sell or otherwise transfer the pledged Common Stock.

     The Company is bearing all costs relating to the registration of the Shares. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the Shares will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both. None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company and the Selling Shareholders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the Registration Statement of which this Prospectus forms a part.

     Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such Rule rather pursuant to this Prospectus.


                                     EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports with respect thereto. Such financial statements have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, the Company's directors will not be liable for monetary damages to the Company or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. The Company's Restated Bylaws provide that the Company will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents of the Company to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors. See "Risk Factors Limitations on Liability and Indemnification Matters."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC and Nasdaq listing fees):

     SEC Registration fee.........................................  $   2,100

     Nasdaq listing fee...........................................  $   7,500

     Legal fees...................................................  $  10,000

     Accountant's Fees............................................  $   1,000

     Printing Fees................................................  $     500

     Miscellaneous................................................  $   1,400
                                                                    ---------

     Total........................................................  $  22,500


Item 15. Indemnification of Officers and Directors.

     Article XII of the Company's Restated Articles of Incorporation and Section 11 of the Company's Restated Bylaws require indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.000 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

     Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XI of the Company's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.

Item 16.  Exhibits.

     3.1  Restated Articles of Incorporation of the Company (1)

     3.2  Restated Bylaws of the Company (1)

     3.3 Statement of Rights and Preferences of the Series B Convertible Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Washington on June 30, 1998

     4.1 Subscription Agreement, dated as of June 30, 1998 by and between the Registrant and Advantage Fund II Ltd.

     4.2 Subscription Agreement, dated as of June 30, 1998, by and between the Registrant and Genesee Fund Limited - Portfolio B

     4.3 Registration Rights Agreement, dated as of June 30, 1998, by and between the Registrant and Advantage Fund II Ltd.

     4.4 Registration Rights Agreement, dated as of June 30, 1998, by and between the Registrant and Genesee Fund Limited - Portfolio B

     4.5 Form of Warrant Issued by the Company to Advantage Fund II Ltd. and to Genesee Fund Limited - Portfolio B

     5    Opinion on Legality

     23   Consent of Deloitte & Touche LLP

     24   Power of Attorney (included on signature page hereof)

--------------

(1) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form SB-2, Registration No. 33-95460-LA, filed with the Commission on September 22, 1995

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any additional or changed material information with respect to the plan of distribution;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on July 29, 1998.

                                       TERA COMPUTER COMPANY


                                       By: /s/ JAMES E. ROTTSOLK
                                           -------------------------------------
                                           James E. Rottsolk
                                           Chief Executive Officer

     KNOW ALL BY THESE PRESENTS that each person whose signature appears below hereby authorizes and appoints Burton J. Smith and James E. Rottsolk, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 29th day of July, 1998:

Signature and Title
-------------------


BURTON J. SMITH                        DANIEL J. EVANS
----------------------------------     ----------------------------------
Burton J. Smith                        Daniel J. Evans, Director
Chairman of the Board of Directors



JAMES E. ROTTSOLK                      KENNETH W. KENNEDY
----------------------------------     ----------------------------------
James E. Rottsolk                      Kenneth W. Kennedy, Director
Chief Executive Officer
and Director



KENNETH W. JOHNSON                     JOHN W. TITCOMB, JR.
----------------------------------     ----------------------------------
Kenneth W. Johnson                     John W. Titcomb, Jr., Director
Chief Financial Officer



DAVID N. CUTLER
----------------------------------
David N. Cutler, Director

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